Exhibit 99.1


MBIA Inc. Reports 54 Percent Increase in First Half Net Income Per Share; Operating Earnings Per Share up 15 Percent in First Half of 2003

    ARMONK, N.Y.--(BUSINESS WIRE)--Aug. 5, 2003--MBIA Inc. (NYSE:
MBI), the holding company for MBIA Insurance Corporation, reported today that diluted earnings per share increased 54 percent in the first six months to $3.04 from $1.98 in last year's first half. Net income for the first half was $441.2 million compared with $295.0 million in the same period last year, a 50 percent increase.
    Second quarter diluted earnings per share increased 57 percent to $1.51 from $0.96. Net income for the second quarter rose 53 percent to $217.9 million from $142.6 million in last year's second quarter.


Diluted earnings per share information
--------------------------------------
                                           Three Months    Six Months
                                               Ended         Ended
                                              June 30       June 30

                                            2003   2002   2003   2002
                                           ------ ------ ------ ------
Net income                                 $1.51  $0.96  $3.04  $1.98
 Cumulative effect of accounting change     0.00   0.00   0.00  (0.05)
                                           ------ ------ ------ ------
Net income before accounting change         1.51   0.96   3.04   2.03

 Net realized gains                         0.09   0.00   0.23   0.00
 Change in fair value of derivative
  instruments                               0.19   (0.06) 0.46  (0.01)
                                           ------ ------- ----- ------
Operating income (1)                       $1.22  $1.02  $2.35  $2.04

(1) Comparable to First Call estimates.


    Net income and the unrealized appreciation on the company's investment portfolio increased MBIA's book value per share at June 30, 2003 to $42.19 from $37.95 at December 31, 2002, up 11 percent.
Adjusted book value (ABV) per share, a non-GAAP measure, at June 30, 2003 rose 7 percent to $55.44 from $51.77 at December 31, 2002. ABV includes the after-tax effects of deferred premium revenue less prepaid reinsurance premiums and deferred acquisition costs, the present value of installment premiums, unrealized gains or losses on investment contract liabilities and a provision for loss and loss adjustment expenses.
    Neil G. Budnick, MBIA Chief Financial Officer, said, "MBIA recorded strong financial results for the first half of 2003, driven by increased insurance revenues. Earned premiums grew a very healthy 25 percent, reflecting strong top line production at very attractive pricing levels over the past few years. Demand for MBIA's guarantee across all sectors of the global capital markets continues to be strong and our insured portfolio has held up well in a stressful economic environment."

    Insurance Operations

    Strong growth in adjusted direct premium (ADP) for the first half of 2003 was driven by MBIA's public finance business. ADP, a non-GAAP measure, includes both upfront premiums written and the present value of estimated installment premiums for new business writings and excludes premiums assumed or ceded, increased 33 percent to $612.4 million from $459.9 million in the first half of 2002.


Adjusted Direct Premium
(in millions)
-----------------------
                           Three Months             Six Months
                              Ended                   Ended
                             June 30                 June 30

                     2003    2002  % Change    2003    2002  % Change
                   ------- ------- --------- ------- ------- ---------
Public Finance
    United States  $217.2   $92.0       136  $349.4  $186.3        88
      Non-United
           States    28.8     6.1       n/m    59.9     9.7       n/m
                   ------- ------- --------- ------- ------- ---------
             Total  246.0    98.1       151   409.3   196.0       109

Structured Finance
    United States    72.6   154.9       (53)  113.1   206.6       (45)
      Non-United
           States    50.3    51.5        (2)   90.0    57.3        57
                   ------- ------- ---------- ------ ------- ---------
             Total  122.9   206.4       (40)  203.1   263.9       (23)

             Total $368.9  $304.5        21  $612.4  $459.9        33


    Public finance showed strong growth for the first half of the year with a 109 percent increase in ADP over last year's first half due to strong business production in both U. S. and international operations, compared to minimal international production in the first half of last year. Credit quality for public finance remained very high, with 91 percent of insured business written rated Single-A or above in the first half of 2003 compared with 93 percent in the same period of 2002.
    New U.S. municipal issuance in the first half of 2003 totaled $199 billion, a 21 percent increase, as a result of states and municipalities taking advantage of the low interest rate environment and their growing infrastructure needs. A flight to quality by fixed-income investors helped drive insured penetration to 53 percent of the new issue market as insured volume reached a record $106 billion for the first half of 2003.
    Structured finance ADP declined 23 percent due to a sharp drop in U.S. business, which was partially offset by a strong performance in international structured finance operations. The company was very selective in insuring mortgage and consumer asset-backed transactions due to generally unattractive market pricing and credit terms in those sectors as the senior subordinated market offered more favorable economic and structural terms than insured transactions. In addition, there was less available attractive CDO product in the marketplace during the first half of 2003. In structured finance, 60 percent of insured business written in the first half of 2003 was rated Single-A or higher, down from 71 percent in the same period last year. The decline in credit quality was a result of the company insuring fewer highly-rated CDO transactions in the first half of this year.
    Worldwide securitization volume was very strong in the first half of 2003, increasing 27 percent over the same period last year due to strong growth in the mortgage-backed securities market. In the U. S. asset-backed and mortgage-backed market, overall volume increased 31 percent while insured volume dropped 40 percent as a result of a sharp decline in insured mortgage-backed transactions as more issuers utilized a senior subordinated structure in the first half of 2003.
    Net premiums written for the first half of 2003 rose 63 percent to $495.6 million from $304.1 million due to increased new business activity, particularly in public finance, as well as a lower reinsurance cession rate. Total earned premium rose 25 percent to $346.9 million from $276.8 million. Strong levels of new business written over the last 12 months resulted in a 17 percent increase in scheduled premiums earned over last year's first half. Earned premiums from refundings were up 97 percent to $54.6 million in the first half of 2003 due to a large increase in municipal issuance driven by the low interest rate environment.
    Pre-tax net investment income in the first half of 2003, excluding net realized gains, was $214.1 million compared with $214.6 million in the same period of 2002. Investment income continued to be impacted by the low-yield environment as well as the ongoing implementation of the company's duration-shortening strategy. In the first six months of 2003, lower yields were offset by a 9 percent increase in invested assets. After-tax net investment income in the first half of 2003 decreased by 2 percent to $171.4 million, compared with $175.3 million in the first half of last year, due to a shift in asset allocation towards a greater proportion of taxable investments.
    MBIA's advisory fees in the first six months of 2003 were up 58 percent to $30.6 million from $19.3 million during the same period of 2002. The increase was a result of greater new business production, including an Italian toll road transaction in the second quarter, as well as fees related to the activities of MBIA's Insured Portfolio Management Division.
    Insurance operating expenses were up 25 percent for the first half of 2003. The increase was a result of costs associated with higher levels of new business activity, a previously announced reallocation of certain expenses between the company's various business segments, and a non-recurring expense to establish a new conduit, Toll Road Funding Plc. (TRF). Although the $3.4 million of expenses incurred to establish TRF significantly increased the company's expenses, the conduit generated substantially greater revenues. Excluding the change in the allocation of expenses among business segments and the nonrecurring conduit expenses, operating expenses increased 9 percent for the first six months of 2003, modestly above the company's 5-7 percent long-term goal.
    The statutory expense ratio for insurance operations was 12.8 percent for the first half, compared to 21.3 percent in the first half of 2002 due to greater ceding commissions and a significant increase in net premiums written.
    MBIA's pre-tax operating income from insurance operations rose 14 percent to $476.2 million from $416.4 million in last year's first half.

    Risk Management and Loss Reserves

    The company incurred $35.1 million in loss and loss adjustment expenses in the first half of 2003, a 17 percent increase compared with $29.9 million in last year's first half due to the growth in scheduled earned premium. Total case-incurred activity was $28.2 million in the first half of 2003, which primarily included additional case reserves for MBIA's guaranteed tax lien portfolios and Allegheny Health, Education and Research Foundation (AHERF) accretion.
    There has been no material change in the company's previously disclosed exposure to a defaulted obligation issued by Trenwick America Corporation. MBIA is continuing to work closely with management and regulatory authorities to ensure the orderly run-off of the underlying insurance operations over the next three to six years. In addition, there have been no significant developments in the litigation in the Federal District Court in Delaware with Royal Indemnity Company as MBIA's motion for summary judgment is still pending following the hearing in June 2003. MBIA expects to prevail in the litigation and to incur no ultimate losses.
    The company expects that there will be continuing budget stress in the municipal sector over the next 12-18 months, driven by lower tax revenues and the weaker economy. However, the ability of state and municipal governments to raise revenues and cut expenses in order to meet debt service obligations has enabled them to weather economic slowdowns very successfully in the past. The probability of default remains extremely low among state and municipal borrowers due to the essential nature of the services which they provide.
    The political process can also exacerbate short-term uncertainty as most recently reflected in the downgrade by Standard & Poor's of California's general obligation bonds. Although economic uncertainty can create stress in MBIA's existing insured portfolio, it also typically translates into higher pricing and increased demand for insured securities.
    In examining the outstanding MBIA-insured structured finance portfolio, transaction performance in the second quarter of 2003 was generally stable compared to deal performance in the first quarter. As the economic outlook seemed to be trending toward an improved environment, overall corporate default rates declined from levels of the recent past, and consumer payment patterns generally improved. Even for those transactions that have been experiencing performance issues, the second quarter generally did not see increased deterioration in loss data. The structure of these underlying transactions, which include performance triggers and servicer transfer rights, continue to protect MBIA as the insurer of senior tranches of structured finance transactions.

    Investment Management Services

    MBIA's asset management business in the first half of 2003 showed a modest improvement on a sequential basis as a result of a solid performance by the company's fixed-income businesses. The market value of average assets under management was $35.8 billion in the second quarter of 2003, up 1 percent from $35.3 billion in the first quarter of 2003.
    Average assets supporting the investment agreement and medium-term note businesses grew to $8.8 billion in the second quarter of 2003 from $8.2 billion in the first quarter, a 7 percent increase. Average third party fixed-income assets under management were $14.4 billion in the second quarter of 2003, down slightly from the $14.7 billion of assets under management in this year's first quarter.
    Pre-tax operating income from investment management services for the first half of 2003 decreased 9 percent to $23.5 million from $25.9 million in last year's first half. Based on the continued solid performance of the company's fixed-income businesses, the company expects this segment to match or exceed 2002's full year results.

    Municipal Services

    For the first half of 2003, municipal services operations reported a $179,000 pre-tax operating profit compared with $193,000 in the same period last year.

    Corporate

    The corporate segment includes net investment income, interest expense and corporate expenses. Net corporate segment expenses in the first half increased 26 percent to $36.3 million from $28.8 million in the same period last year. A 31 percent increase in interest expense resulting from additional debt issued in the third quarter of 2002 was only partially offset by an increase in investment income and a reduction in corporate expenses.

    Gains and Losses

    In the first half of 2003, MBIA recorded net realized gains of $51.0 million, compared with a net realized loss of $0.4 million in the first half of 2002, as the company reduced the duration of its investment portfolio in 2003.
    The company recorded a pre-tax net unrealized gain of $103.3 million for the first half of 2003 on its derivative exposure, compared with a pre-tax net unrealized loss of $2.7 million for the first half of 2002. This $0.46 per share mark-to-market unrealized gain was primarily attributable to insured synthetic CDOs, reflecting the impact of tighter credit spreads in the investment grade bond market in the first half of 2003.

    Share Repurchase

    The company repurchased 1.4 million shares during the first half of the year at an average cost of $38.28 per share. Approximately 2.2 million shares remain in the company's 11.3 million share buyback program.

    Corporate Developments

    The dynamics of the reinsurance market have changed considerably over the last year with many of MBIA's traditional reinsurers experiencing downgrades or choosing to exit the financial guarantee reinsurance business entirely. While these developments will not significantly impact MBIA's capital position and the company believes that reinsurance availability remains adequate to satisfy its business needs, MBIA has launched several strategic initiatives designed to maximize its financial flexibility and Triple-A reinsurance capacity. As previously disclosed, MBIA invested $25 million in RAM Reinsurance Company Ltd., a Triple-A rated financial guarantee reinsurance company based in Bermuda. In addition, MBIA is working closely with other potential investors on the formation of a new financial guarantee reinsurance company.
    In addition, during the second quarter, the company established a new single-seller conduit, TRF, in order to participate in a financing facility for a toll road system in Italy. TRF issued approximately $1.4 billion in Euro-denominated medium-term notes insured by MBIA Insurance Corporation, the proceeds of which were used as part of the financing. As a newly created conduit, TRF is subject to consolidation in MBIA's financial statements under applicable accounting rules. The consolidation of TRF resulted in the addition of approximately $1.4 billion in both assets and liabilities to MBIA's balance sheet during the second quarter.
    As of June 30, 2003, the outstanding balance of commercial paper and medium-term notes issued by the unconsolidated conduits administered by MBIA was approximately $7.4 billion. The assets and liabilities of these conduits will be consolidated on the company's balance sheet in the third quarter.

    Conference Call

    MBIA will host a conference call for investors today at 11 a.m. EDT. The conference call will consist of brief comments by Neil G. Budnick, the company's chief financial officer, followed by a question and answer session. The conference call will be web cast live on MBIA's Web site at http://investor.mbia.com (then click "Conference Call"). Those who are unable to participate in the conference call may listen to a replay by dialing 1-800-396-1244 in the United States and 1-402-998-1607 for international calls. A recording will also be available on MBIA's Web site approximately two hours after the end of the conference call.
    MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at http://www.mbia.com.

    This news release contains forward-looking statements. Important factors such as general market conditions and the competitive environment could cause actual results to differ materially from those projected in these forward-looking statements. The company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations.



                      MBIA INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS

                        (dollars in thousands)

                                            June 30,      December 31,
                                               2003            2002
                                            ----------    ------------
Assets
------
 Investments:
   Fixed-maturity securities held as
    available-for-sale at fair value
    (amortized cost $7,710,958
    and $7,555,978)                        $ 8,402,450    $ 8,093,650
   Short-term investments                      834,976        687,238
   Other investments                           269,605        212,673
                                            -----------    -----------
                                             9,507,031      8,993,561
   Investment agreement and medium-term
    note portfolios held as
    available-for-sale at fair value
    (amortized cost $7,546,332
    and $7,080,870)                          8,019,458      7,433,615
   Investment agreement portfolio pledged
    as collateral at fair value
    (amortized cost $853,404 and $646,287)     898,075        667,854
   Conduit investments held-to-maturity      1,417,079            ---
                                            -----------    -----------
     Total investments                      19,841,643     17,095,030

 Cash and cash equivalents                     127,004         83,218
 Accrued investment income                     222,856        215,265
 Deferred acquisition costs                    310,278        302,222
 Prepaid reinsurance premiums                  528,013        521,641
 Reinsurance recoverable on unpaid losses       42,030         43,828
 Goodwill                                       90,041         90,041
 Property and equipment (net of accumulated
  depreciation)                                124,923        128,441
 Receivable for investments sold               368,968         91,767
 Derivative assets                             188,313        191,755
 Other assets                                  101,337         88,893
                                            -----------    -----------
     Total assets                          $21,945,406    $18,852,101
                                            ===========    ===========

Liabilities and Shareholders' Equity
------------------------------------
 Liabilities:
   Deferred premium revenue                $ 2,920,240    $ 2,755,046
   Loss and loss adjustment expense
    reserves                                   525,860        573,275
   Investment agreement and medium-term
    note obligations                         7,604,564      7,230,562
   Securities sold under agreements to
    repurchase                                 764,441        539,561
   Conduit debt obligations                  1,416,398            ---
   Short-term debt                              13,597            ---
   Long-term debt                            1,032,883      1,033,070
   Current income taxes                         46,795         17,648
   Deferred income taxes                       589,347        471,534
   Deferred fee revenue                         23,090         24,838
   Payable for investments purchased           380,174         58,436
   Derivative liabilities                      218,620        309,749
   Other liabilities                           336,735        345,031
                                            -----------    -----------
     Total liabilities                      15,872,744     13,358,750

 Shareholders' Equity:
   Common stock                                153,068        152,555
   Additional paid-in capital                1,266,280      1,239,313
   Retained earnings                         4,278,726      3,895,112
   Accumulated other comprehensive income      764,009        541,250
   Unallocated ESOP shares                          (3)          (653)
   Unearned compensation - restricted
    stock                                      (15,468)       (12,646)
   Treasury stock                             (373,950)      (321,580)
                                            -----------    -----------
     Total shareholders' equity              6,072,662      5,493,351

   Total liabilities and shareholders'
    equity                                 $21,945,406    $18,852,101
                                            ===========    ===========



                      MBIA INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME

            (dollars in thousands except per share amounts)


                      Three Months Ended          Six Months Ended
                           June 30                   June 30
                  -----------------------     -----------------------
                      2003          2002          2003          2002
                  ---------      --------     ---------     ---------
Insurance
 operations
 Revenues:
  Gross
   premiums
   written    $    327,094  $    205,812  $    615,241  $    392,584
  Ceded
   premiums        (55,571)      (36,155)     (119,690)      (88,470)
                  ---------      ---------    ---------     ---------
   Net premiums
    written        271,523       169,657       495,551       304,114

  Scheduled
   premiums
   earned          151,588       124,582       292,241       249,068
  Refunding
   premiums
   earned           34,083        13,187        54,610        27,739
                  ---------      ---------    ---------     ---------
   Premiums
    earned         185,671       137,769       346,851       276,807

  Net
   investment
   income          107,728       108,370       214,149       214,569
  Advisory
   fees             17,342        12,255        30,644        19,344
                  ---------      ---------     ---------     ---------
   Total
    insurance
    revenues       310,741       258,394       591,644       510,720

 Expenses:
  Losses and
   LAE
   incurred         18,192        14,950        35,070        29,888
  Amortization
   of deferred
   acquisition
   costs            14,619        11,022        27,401        22,145
  Operating         29,318        22,080        52,961        42,292
                  ---------      ---------    ---------     ---------
   Total
    insurance
    expenses        62,129        48,052       115,432        94,325

 Insurance
  income           248,612       210,342       476,212       416,395
                  ---------      ---------     ---------    ---------

Investment
 management
 services
 Revenues           26,368        25,727        55,608        55,578
 Expenses           16,274        14,730        32,073        29,708
                  ---------      ---------    ---------     ---------
 Investment
  management
  services
  income            10,094        10,997        23,535        25,870
                  ---------      ---------     ---------     ---------

Municipal
 services
 Revenues            7,419         5,908        13,461        11,599
 Expenses            7,292         5,802        13,282        11,406
                  ---------      ---------    ---------     ---------
 Municipal
  services
  income               127           106           179           193
                  ---------      ---------    ---------     ---------

Corporate
 Net
  investment
  income             2,208         2,043         4,581         4,260
 Interest
  expense           16,932        12,956        33,881        25,790
 Corporate
  expenses           3,384         3,056         7,047         7,261
                  ---------      ---------    ---------     ---------
 Corporate loss    (18,108)      (13,969)      (36,347)      (28,791)
                  ---------      ---------     ---------     ---------

Gains and losses
 Net realized
  gains (losses)    20,822           439        50,979          (397)
 Change in fair
  value of
  derivative
  instruments       43,132       (14,530)      103,341        (2,663)
                  ---------      ---------    ---------     ---------
 Net gains and
  losses            63,954       (14,091)      154,320        (3,060)
                  ---------      ---------     ---------    ---------

Income before
 income taxes      304,679       193,385       617,899       410,607

Provision for
 income taxes       86,825        50,798       176,719       107,908
                  ---------      ---------     ---------     ---------

Income before
 cumulative
 effect of
 accounting
 change            217,854       142,587       441,180       302,699

 Cumulative
  effect of
  accounting
  change               ---           ---           ---        (7,731)
                  ---------      ---------    ---------     ---------

Net income    $    217,854  $    142,587  $    441,180  $    294,968
                  =========      =========    =========     =========

Net income
 per common
 share:
  Basic       $       1.52  $       0.97  $       3.07  $       2.00
  Diluted     $       1.51  $       0.96  $       3.04  $       1.98

Weighted-
 average
 common shares
 outstanding:
  Basic        143,132,545   147,568,448   143,584,818   147,809,271
  Diluted      144,628,641   148,761,391   144,999,949   149,033,999






                      MBIA INC. AND SUBSIDIARIES

Reconciliation of Adjusted Direct Premiums to Gross Premiums
 Written (in millions)
--------------------------------------------------------------


                                         Three Months     Six Months
                                            Ended           Ended
                                           June 30         June 30
                                       --------------- ---------------
                                         2003    2002    2003    2002
                                       ------- ------- ------- -------

Adjusted direct premiums (1)           $368.9  $304.5  $612.4  $459.9

    Adjusted premiums assumed            26.4     0.1    31.8     6.1

                                       ------- ------- ------- -------
Adjusted gross premiums                 395.3   304.6   644.2   466.0

    Present value of estimated future
     installment premiums (2)          (202.4) (200.1) (300.3) (292.2)

                                       ------- ------- ------- -------
Gross upfront premiums written          192.9   104.5   343.9   173.8

    Gross installment premiums
     received                           134.2   101.3   271.3   218.8

                                       ------- ------- ------- -------
Gross premiums written                 $327.1  $205.8  $615.2  $392.6
                                       ======= ======= ======= =======

(1) Management believes adjusted direct premiums are a meaningful measure of the total value of the insurance business written since they represent the present value of all premiums expected to be collected on policies closed during the period.

(2) The first and second quarters of 2003 were discounted at 5.6% and 5.3%, respectively, while 2002 was discounted at 9.0%.



Components of Net Income per Share
--------------------------------------

                                         Three Months     Six Months
                                             Ended           Ended
                                            June 30         June 30
                                       --------------- ---------------
                                         2003    2002    2003    2002
                                       ------- ------- ------- -------

Net income                              $1.51   $0.96   $3.04   $1.98

   Cumulative effect of accounting
    change                               0.00    0.00    0.00   (0.05)
                                       ------- ------- ------- -------

Net income before accounting change      1.51    0.96    3.04    2.03

   Net realized gains                    0.09    0.00    0.23    0.00

   Change in fair value of derivative
    instruments                          0.19   (0.06)   0.46   (0.01)
                                       ------- ------- ------- -------

Operating income (1) (2)                $1.22   $1.02   $2.35   $2.04
                                       ======= ======= ======= =======

(1) Management believes operating income is a useful measurement of performance because it provides income from operations, unaffected by investment portfolio realized gains and losses, and unrealized gains and losses on derivatives contracts.

(2) May not add due to rounding.






                      MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share (1)
-----------------------------------------------

                                    June 30, 2003    December 31, 2002
                                  -----------------  -----------------

Book value                                  $42.19             $37.95
After-tax value of:
   Deferred premium revenue       13.18              12.38
   Prepaid reinsurance premiums   (2.38)             (2.34)
   Deferred acquisition costs     (1.40)             (1.36)
                                  ------             ------
      Net deferred premium revenue            9.40               8.68
   Present value of installment
    premiums  (2)                             7.14               5.84
   Unrealized losses on investment
    contract liabilities                     (1.14)             (0.70)
   Loss provision (3)                        (2.15)                --
                                        -----------        -----------
Adjusted book value                         $55.44             $51.77
                                        ===========        ===========


(1) Management believes the presentation of adjusted book value, which includes items that will not be realized until future periods, provides additional information that gives a comprehensive measure of the value of the company.

(2) The first and second quarters of 2003 were discounted at 5.6% and 5.3%, respectively, while 2002 was discounted at 9.0%.

(3) The loss provision is calculated by applying 12% to the following items on an after-tax basis: (a) deferred premium revenue;
 (b) prepaid reinsurance premiums; and, (c) the present value of installment premiums.



                  CONSOLIDATED INSURANCE OPERATIONS
----------------------------------------------------------------------

Selected Financial Data Computed on a Statutory Basis
--------------------------------------------------------

(dollars in millions)                          June 30,     December
                                                 2003       31, 2002
                                             ------------  -----------

   Capital and surplus                         $3,381.6      $3,158.0
   Contingency reserve                          2,322.0       2,276.8
                                             -----------   -----------

       Capital base                             5,703.6       5,434.8

   Unearned premium reserve                     2,954.3       2,774.1
   Present value of installment premiums (1)    1,579.9       1,300.1
                                             -----------   -----------

       Premium resources                        4,534.2       4,074.2

   Loss and loss adjustment expense reserves      192.4         244.9
   Standby line of credit/stop loss             1,460.7       1,260.8
                                             -----------   -----------

       Total claims-paying resources          $11,890.9     $11,014.7
                                             ===========   ===========


   Net debt service outstanding              $805,481.4    $781,589.4

   Capital ratio (2)                              141:1         144:1

   Claims-paying ratio (3)                         78:1          82:1


(1) The first and second quarters of 2003 were discounted at 5.6% and 5.3%, respectively, while 2002 was discounted at 9.0%.

(2) Net debt service outstanding divided by the capital base.

(3) Net debt service outstanding divided by the sum of the capital base, unearned premium reserve (after-tax), present value of installment premiums (after-tax), loss and loss adjustment expense reserves and standby line of credit/stop loss.

    CONTACT: MBIA Inc.
             Michael C. Ballinger, 914-765-3893